Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use in this Registration Statement on Form S-4 of Special Diversified Opportunities, Inc. of our report on Turning Point Brands, Inc. dated March 23, 2016, except for Note 20 in regards to the stock split and retrospective application of recently adopted accounting pronouncements as to which the date is January 25, 2017, relating to our audits of the consolidated financial statements of Turning Point Brands, Inc., which is included in this Registration Statement.
We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.
/s/ RSM US LLP
Greensboro, North Carolina
January 27, 2017